EXHIBIT 99.1

                      Press Release dated November 20, 2003

       First Litchfield Financial Corporation Increases Cash Dividend and
                            Annual 5% Stock Dividend

Litchfield, Connecticut, November 20, 2003...First Litchfield Financial Corporation

NASD:  FLFL) (the  "Company") the holding company for The First National Bank of

Litchfield  (the  "Bank")  announced a five  percent  (5%) stock  dividend to be effective on December 31, 2003 to shareholder of record on December 15, 2003. In addition,  the  Board of  Directors  voted to  increase  the  Company's  regular quarterly  dividend  from $.10 per  share to $.12 per  share and  declare a cash dividend  payable on January  28, 2004 to  shareholders  of record on January 7,

2004.

Joseph J. Greco, President of the Company and the Bank noted that, "The vitality of the Bank's  condition  and  earnings  warranted  this  increase in the Bank's regular  quarterly  dividend  along  with the  stock  dividend.  The  Board  and

Management  believe that while we focus on building long term shareholder value,

it is important  that  shareholders  be rewarded,  on a current  basis,  for the

strong   earnings  growth  of  the  Company  and  The  First  National  Bank  of

Litchfield."


The First National Bank of Litchfield is a community bank operating full service banking  offices in Goshen,  Litchfield,  Marble Dale,  Roxbury,  Washington and

Torrington.  It has served the  communities of  Northwestern  Connecticut  since

1814. The new full service branch in downtown  Torrington opened in March, 2003.

During the second  quarter of 2003,  the Company  raised $6.8  million in Tier 1 capital  from  its  participation  in  a  pooled  offering  of  trust  preferred securities.  Proceeds  from  the  issuance  will be used for  general  corporate purposes and will provide the bank holding  company with  additional  capital to support its strategic plans and initiatives.


Contact Person: Carroll A. Pereira, CFO

                  (860) 567-2674